Exhibit 99.1

Subject: Company Memo

Team,

I know you are all acutely aware of the magnitude of changes happening both in the world around us and also here at FaZe in recent months. During these hard times, we must be agile to deliver on our near-term commitments, while positioning ourselves for long-term success. This means a heavy focus on our costs and redefining our structure to set us up to not only survive in this increasingly challenging macroeconomy, but prepare for the best possible future.

Starting today, we will be making changes that will reduce the size of our team by approximately 40%. If you receive a calendar invite from HR today, that does in fact mean you are affected by this reduction. I ask our entire team to extend compassion and support for our teammates, and to unite in support of one another.

This is a difficult day and I want to express my deep gratitude to each and every one of you for all of your hard work and dedication to the success of FaZe Clan.

This does not mean that we are abandoning the aspirations we have for FaZe – we are simply setting some of our larger goals aside so we can put our heads down and focus on what’s directly in front of us. We all know that after bad markets come good markets. I look forward to revisiting our long-term goals when the economy is stronger.

In my many years at FaZe, I’ve known one thing to always be true about the heart of this brand: we are fighters and survivors. And these difficult times - and the impact they have across our company, talent, founders and staff - are no different. I am confident we will fight through and we will get to the other side.

As we move forward, I'm asking our department heads to please bring your teams together as notifications are completed. Additionally, be on the lookout for a message from me about our plans to host an all hands meeting Monday. In the meantime, please take care of yourselves, and each other.

Warm regards,

Lee